As filed with the Securities and Exchange Commission on June 28, 2002

Registration No. 333-74415

Securities and Exchange Commission
Washington, D.C. 20549

Post-Effective Amendment No. 6
to
Form S-8
Registration Statement
Under
The Securities Act of 1933

General Electric Company
(Exact name of registrant as specified in its charter)

New York	14-0689340
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3135 Easton Turnpike
Fairfield, Connecticut 06431
(Address of Principal Executive Offices, including Zip Code)

Various Existing and Future GE or Affiliate Benefit and Compensation Plans

(Full titles of the Plans)

Robert E. Healing
Corporate Counsel
3135 Easton Turnpike
Fairfield, Connecticut 06431
(Name and address of agent for service)

(203) 373-2243
(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to public:
From time to time following the effectiveness of this registration statement

Amendment No. 6

         This Amendment No. 6 to the Registration Statement on Form S-8 is being filed for the purpose of adding a signature for a new plan offering GE common stock and plan interests to employees of GE affiliates.  This Amendment No. 6 incorporates by this reference the contents of the Registration Statement on Form S-8 (File no. 333-74415) filed on March 15, 1999 (the "Original Filing"), Amendment No. 1 (filed March 17, 2000), Amendment No. 2 (filed July 13, 2000), Amendment No. 3 (filed October 13, 2000), Amendment No. 4 (filed October 19, 2001) and Amendment No. 5 (filed February 14, 2002) each to the extent not inconsistent with this Amendment No. 6.

         With this filing, the following plans are covered by this Registration Statement, each with the respective number of shares allocated from the aggregate amount originally registered, as adjusted for the 3-for-1 stock split effective April 27, 2000:

Plan Name	Date Added	Post-Split Shares Allocated

General Electric Company Directors' Compensation Plan	3/15/99	150,000
GE Industrial Systems Solutions 401(k) Savings Plan	3/15/99	600,000
Japan Employees' Share Purchase Program	3/15/99	300,000
Total Control Products, Inc. 401(k) and Profit Sharing Plan	3/17/00	300,000
Advanced Services, Inc. Employee Savings and Retirement Plan	7/13/00	300,000
Client Business Services, Inc. Retirement Income and Savings Plan	10/13/00	300,000
Harmon Industries, Inc. 1990 Incentive Stock Option Plan, and Harmon Industries, Inc. 1996 Long-Term Incentive Plan	10/13/00	370,000
SES Americom Retirement and Savings Plan	10/19/01	50,000
General Electric Railcar Services Corporation Hourly Employees Savings Plan	2/14/02	6,000
IGE Engines Holdings Limited Share Incentive Plan	6/28/02	270,000
Unallocated	n/a	3,954,000
Total Registered		6,600,000

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

General Electric Company (the "Company") by this reference hereby incorporates into this Registration Statement the following documents filed by the Company:

1.       The Company's Annual Report on Form 10-K for the year ended December 31, 2001.

2.       The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

3.       The Company's Current Report on Form 8-K dated April 11, 2002.

4.       The description of the Company's Common Stock contained in the Registration Statement on Form S-4 (File No. 333-40052).

5.       The Annual Reports on Form 11-K of those plans obligated to file such reports, for the most recent year.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

The Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) 142, Goodwill and Other Intangible Assets, generally became effective for GE and GECS (as defined in General Electric Company's Annual Report on Form 10-K for the year ended December 31, 2001) on January 1, 2002.

In accordance with the requirements of SFAS 142, GE and GECS stopped amortizing goodwill effective January 1, 2002. Goodwill amortization expense (net of income taxes) for GE was $509 million, $439 million and $395 million for the years ended December 31, 2001, 2000 and 1999, respectively. Goodwill amortization expense (net of income taxes) for GECS was $552 million, $620 million and $512 million for the years ended December 31, 2001, 2000 and 1999, respectively.

The effects on earnings and earnings per share of excluding such goodwill amortization expense from the years ended December 31, 2001, 2000 and 1999 follow.

	Years ended December 31
	Consolidated			GE			GECS
(Dollars, expect per-share amounts in millions)	2001	2000	1999	2001	2000	1999	2001	2000	1999

Earnings before accounting changes	$14,128	$12,735	$10,717	$14,128	$12,735	$10,717	$5,586	$5,192	$4,443
Earnings before accounting changes, excluding goodwill amortization	$15,189	$13,794	$11,624	$15,189	$13,794	$11,624	$6,138	$5,812	$4,955
Net earnings	$13,684	$12,735	$10,717	$13,684	$12,735	$10,717	$5,417	$5,192	$4,443
Net earnings, excluding goodwill amortization	$14,745	$13,794	$11,624	$14,745	$13,794	$11,624	$5,969	$5,812	$4,955

	Diluted			Basic
	2001	2000	1999	2001	2000	1999

Earnings per-share before accounting changes	$1.41	$1.27	$1.07	$1.42	$1.29	$1.09
Earnings per-share before accounting changes, excluding goodwill amortization	$1.51	$1.37	$1.16	$1.53	$1.39	$1.18
Earnings per share	$1.37	$1.27	$1.07	$1.38	$1.29	$1.09
Earnings per share, excluding goodwill amortization	$1.47	$1.37	$1.16	$1.48	$1.39	$1.18

Item 5. Interests of Named Experts and Counsel

The Company's Corporate Counsel, Robert E. Healing, has passed upon the validity of the shares issued under the plans identified above. Mr. Healing beneficially owns or has rights to acquire an aggregate of less than 0.01% of the Company's common stock.

Item 6. Indemnification of Directors and Officers.

Incorporated by reference to the Original Filing.

Item 8. Exhibits.

See Exhibit Index.

The registrant will submit or has submitted the qualified plans registered hereby, and any amendments thereto, to the Internal Revenue Service in a timely manner and has made or will make all changes required by the IRS in order to qualify the plans.

Item 9. Undertakings.

Incorporated by reference to the Original Filing.

Signatures

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Amendment No. 6 on Form S-8, and has duly caused this Registration Statement for Various Existing and Future GE or Affiliate Benefit and Compensation Plans on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Fairfield, State of Connecticut, on June 28, 2002.

GENERAL ELECTRIC COMPANY

By: /s/ Robert E. Healing,
Attorney-in-Fact, Associate Secretary
and Corporate Counsel

The Plan

IGE Engines Holdings Limited Share Incentive Plan

            Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the plan) have duly caused this Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fairfield, State of Connecticut, onJune 28, 2002.

By: /s/ Robert E. Healing,
Attorney-in-Fact, Associate Secretary
and Corporate Counsel

Exhibit Index

Exhibit 4:	Restated Certificate of Incorporation and By-laws of the Registrant, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K filed October 2, 2001*
Exhibit 5	Opinion of Robert E. Healing*
Exhibit 23(a):	Consent of KPMG LLP**
Exhibit 23(b):	Consent of Robert E. Healing (included in Exhibit 5)*
Exhibit 24(a):	Power of Attorney of certain Officers and Directors of GE relating to Affiliate Benefit Plans*
Exhibit 24(b):	Power of Attorney of certain Officers and Directors of GE relating to Directors' Compensation Plan*
Exhibit 24(c)	Power of Attorney of Keith Sherin, filed with Original Filing and inadvertently omitted from the Exhibits for Amendment No. 1*
Exhibit 24(d)	Power of Attorney of Plan Fiduciary relating to Total Control Products, Inc. 401(k) and Profit Sharing Plan, filed as Exhibit 24(d) to Amendment No. 1*
Exhibit 24(e)	Power of Attorney of Plan Fiduciary relating to Advanced Services, Inc. Employee Savings and Retirement Plan, filed as Exhibit 24(e) to Amendment No. 2*
Exhibit 24(f)	Power of Attorney of Plan Fiduciary relating to Client Business Services, Inc., Retirement Income and Savings Plan, filed as Exhibit(f) to Amendment No. 3*
Exhibit 24(g)	Power of Attorney of Plan Fiduciary relating to SES Americom Retirement and Savings Plan, filed as Exhibit (g) to Amendment No. 4*
Exhibit 24(h)	Power of Attorney of Plan Fiduciary relating to General Electric Railcar Services Corporation Hourly Employees Savings Plan.*
Exhibit 24(i)	Power of Attorney of Plan Fiduciary relating to IGE Engines Holdings Limited Share Incentive Plan.**

* Filed previously

** Filed electronically herewith.